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To the Board of Directors
 of Salick Health Care, Inc.



Dear Directors:

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended August 31, 1995 and issued our report thereon dated November 16, 1995. Note 1 to the consolidated financial statements describes a change in the Company's method of accounting for pre-operating costs. It should be understood that the preferability of one acceptable method of pre-operating cost accounting over another has not been addressed in any authoritative accounting literature and in arriving at our opinion expressed below, we have relied on management's business planning and judgment. Based on our discussions with management and the stated reasons for the change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for pre-operating costs in conformity with Accounting Principles Board Opinion No. 20.

Yours very truly,

/s/  Price Waterhouse LLP

PRICE WATERHOUSE LLP

Los Angeles, California

November 16, 1995



                                   EXHIBIT 18